Exhibit 10.1
AGREEMENT FOR GLOBAL RESOLUTION AND
MUTUAL RELEASE OF ALL CLAIMS
          This Agreement for Global Resolution and Mutual Release of All Claims (the “Global Resolution Agreement”) is made and entered into as of September 30, 2005, by and between Cygnus, Inc., a Delaware Corporation with its principal place of business at 88 Kearny Street, 4th floor, San Francisco CA 94108 (“Cygnus”) and Ortho-McNeil Pharmaceutical, Inc., a Delaware Corporation with its principal place of business at U.S. Route 202, Raritan, New Jersey 08869 and a wholly-owned subsidiary of Johnson & Johnson (“OMP”). Cygnus and OMP may be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS:
A.      On or about April 15, 2004, Cygnus demanded an arbitration that became captioned Cygnus, Inc. v. Ortho-McNeil Pharmaceutical, Inc., AAA Case No. 72 181 01233 04 JMM (the “Matter”). The allegations, causes of action, and claims for relief alleged, or which could have been alleged, in the Matter are collectively referred to as the “Action”; and
B.      Cygnus and OMP each desire to resolve finally all asserted or potential disputes or claims that did, could or might arise from or relating to the Asset Purchase Agreement, dated November 17, 1999 (“APA”) or the Action on the terms and conditions set forth below, and each desires to obtain full, final and mutual releases from the other regarding any and all claims related to or that might have arisen from the APA or the Action;
NOW, THEREFORE, in consideration of the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby stipulate and agree as follows:
          1.      Dismissals. Upon the full execution of this Global Resolution Agreement, Cygnus shall deliver to OMP an executed dismissal with prejudice of all claims in the Matter (“Cygnus Dismissal”) that shall be complete in all respects and ready for filing with the AAA panel (the “Panel”) selected to hear the Matter. The dismissal shall be held by counsel for Cygnus until completion of payment as set forth in Paragraph 2 has occurred and been confirmed in writing by OMP, at which time the dismissal shall be filed with the Panel. Each Party shall bear its own attorneys’ fees and costs incurred in the Action.
          2.      Payment. OMP agrees to pay via wire transmission to Cygnus the cash sum of Four Million Dollars ($4,000,000.00) at the time that the Parties exchange executed signature pages of this Global Resolution Agreement. The Parties expressly agree that no additional payments of any type are due or owing by any Party.
          3.      Release of OMP by Cygnus. For and in consideration of the terms and provisions of this Global Resolution Agreement, Cygnus, on behalf of itself and, as applicable, each of its employees, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, successors, assigns, current and former directors and officers, stockholders and direct and indirect parents, subsidiaries and affiliates, hereby fully and forever releases and discharges OMP, each of its employees, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, successors, assigns, current and former directors and officers, stockholders and direct and indirect parents, subsidiaries and affiliates from and against any and all liability, claims, demands, contracts, debts, obligations, damages, losses, actions, causes of action, or suits of whatever kind or nature, whether known or unknown, that arise out of or relate to any matter or thing, including but not limited to the Action, and Cygnus covenants not to sue or otherwise institute or prosecute any legal, administrative or other proceeding against OMP except as may be necessary to enforce the provisions of this Global Resolution Agreement.
          4.      Release of Cygnus by OMP. For and in consideration of the terms and provisions of this Global Resolution Agreement, OMP, on behalf of itself and, as applicable, each of its employees, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, successors, assigns, current and former directors and officers, shareholders and direct and indirect subsidiaries and affiliates, hereby fully and forever releases and discharges Cygnus, each of its employees, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, successors, assigns, current and former directors and officers, stockholders and direct and indirect parents, subsidiaries and affiliates from and against any and all liability, claims, demands, contracts, debts, obligations, damages, losses, actions, causes of action, or suits of whatever kind or nature, whether known or unknown, that arise out of or relate to any matter or thing, including but not limited to the Action, and OMP covenants not to sue or otherwise institute or prosecute any legal, administrative or other proceeding against Cygnus, except as may be necessary to enforce the provisions of this Global Resolution Agreement.
          5.      Release of Escrow Agent by Cygnus. For and in consideration of the terms and provisions of this Global Resolution Agreement, Cygnus, on behalf of itself and, as applicable, each of its employees, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, successors, assigns, current and former directors and officers, stockholders and direct and indirect parents, subsidiaries and affiliates, hereby fully and forever releases and discharges the Escrow Agent, as defined in Section 2.4 of the APA , each of its employees, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, successors, assigns, current and former directors and officers, stockholders and direct and indirect parents, subsidiaries and affiliates from and against any and all liability, claims, demands, contracts, debts, obligations, damages, losses, actions, causes of action, or suits of whatever kind or nature, whether known or unknown, that arise out of or relate to the Action or the APA, and Cygnus covenants not to sue or otherwise institute or prosecute any legal, administrative or other proceeding against the Escrow Agent except as may be necessary to enforce the provisions of this Global Resolution Agreement. Cygnus acknowledges that it has no claim to any funds held by the Escrow Agent and that any such funds may be disbursed to OMP. Cygnus agrees to execute any additional documents that may be required to effectuate this provision.
          6.      Books and Records. Pursuant to the definition of “Books and Records” contained in Section 1.1 of the APA entered into by the Parties, Cygnus maintained possession of laboratory notebooks relating to drug delivery and, upon request, provided access to OMP. Cygnus will deliver, or will cause to be delivered, these notebooks to OMP’s Redwood City facility within three (3) business days after the execution of this Global Resolution Agreement.
          7.      Public Disclosure. The Parties acknowledge that Cygnus will issue a press release and file a copy of said press release and of this Global Resolution Agreement attached to a Form 8-K or other appropriate report with the U.S. Securities and Exchange Commission (the “SEC”) upon execution of this Global Resolution Agreement. The Parties further acknowledge that Cygnus will disclose the terms of this Global Resolution Agreement in its periodic reports filed with the SEC. OMP expresses no opinion with respect to Cygnus’s press release and disclosures.
          8.      Cooperation Regarding Information Transfer. Pursuant to Section 6.1(b) of the APA, the Parties shall continue to cooperate to return or transfer information that was inadvertently transferred to the other Party or that one Party inadvertently failed to transfer to the other Party.
          9.      Non-Assignment of Claims. Each Party hereto represents and warrants to each other Party hereto that no portion of any claim, right, interest, demand, debt, liability, account, obligation or cause of action released herein has been assigned, conveyed or transferred, by operation of law or otherwise, to any other person or entity. In the event that any claim, demand or suit should be made or instituted against any Party hereto because of any such purported assignment, conveyance or transfer, the Party from whom such assignment, conveyance or transfer was alleged to have occurred agrees to indemnify and hold harmless the other Party against such claim, suit or demand and to pay and satisfy any such claim, suit or demand, including all expenses of investigation, attorneys’ fees and costs.
          10.      Authority to Enter into Global Resolution Agreement. All individuals signing this Global Resolution Agreement warrant and represent that they have full authority to execute the same on behalf of the Party on whose behalf each signs. Each Party hereto warrants and represents that it has full power and authority to perform all obligations set forth in this Global Resolution Agreement, and agrees to execute all documents and instruments necessary to implement this Global Resolution Agreement.
          11.      Later Discovered Facts. The Parties are aware that they may hereafter discover claims or facts in addition to or different from those they now know or believe to be true with respect to the Matter, the Action, or any aspect of the business relationship by or between the Parties. Nevertheless, it is the Parties’ intention to fully, finally, and forever settle and release all such matters and all claims within the scope of the above releases that may exist or may heretofore have existed.
          12.      Integrated Instrument. This Global Resolution Agreement constitutes a single, integrated written contract expressing the entire agreement of the Parties. No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any Party to this Global Resolution Agreement, except as specifically set forth in this Global Resolution Agreement. All prior or contemporaneous discussions or negotiations have been and are merged and integrated into, or are superseded by, this Global Resolution Agreement.
          13.      No Oral Modification. This Global Resolution Agreement may not be altered, amended, or extinguished except by a writing that expressly refers to this instrument and is signed subsequent to the date of this instrument by duly authorized representatives of the respective Parties.
          14.      Severability. If any provision of this Global Resolution Agreement is held to be invalid, void, or unenforceable for any reason, the balance of the provisions shall nevertheless remain in full force and effect and shall in no way be affected, impaired, or invalidated.
          15.      Full Satisfaction. The consideration to be paid under this Global Resolution Agreement, the releases of liability herein, and the obligations required under this Global Resolution Agreement are acknowledged by the Parties to be in full and complete settlement and satisfaction of all claims, as released above.
          16.      No Admissions. The Parties understand and acknowledge that this Global Resolution Agreement constitutes a compromise and settlement of disputed claims and is not an admission of liability or wrongdoing by any Party. The Parties agree that neither this Global Resolution Agreement nor any of its terms shall be offered or received as evidence in any proceeding in any forum as an admission or as other evidence of any liability or wrongdoing.
          17.      Counterparts. This Global Resolution Agreement may be executed in counterparts and by facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          18.      Headings. The headings and captions used in this Global Resolution Agreement are for convenience only and shall not be deemed to affect in any way the language of the provisions to which they refer.
          19.      Voluntary Execution. The Parties respectively represent and warrant that:
          19.1    No Party has made any statement or representation to any other Party regarding any fact relied upon in entering into this Global Resolution Agreement. This Global Resolution Agreement is made without reliance upon any inducement, statement, promise, or representation other than those contained within this Global Resolution Agreement.
          19.2    This Global Resolution Agreement is executed voluntarily and without any duress or undue influence on the part of or on behalf of the Parties hereto, with the full intent of releasing all claims, except as expressly reserved herein.
          19.3    The Parties have read this Global Resolution Agreement.
          19.4    The Parties understand the terms and consequences of this Global Resolution Agreement and of the releases it contains.

          19.5    The Parties are fully aware of the legal and binding effect of this Global Resolution Agreement.
          20.      Governing Law. This Global Resolution Agreement shall be governed, construed and enforced in accordance with the laws of the State of New Jersey, without giving effect to its choice of law provisions.
          21.      Dispute Resolution. The Parties agree that any dispute arising from or relating to this Global Resolution Agreement shall be submitted for resolution to arbitration before a single arbitrator pursuant to the rules then pertaining of the CPR Institute for Dispute Resolution, or successor (“CPR”), except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in San Francisco, CA.
          22.      Assignment. This Global Resolution Agreement shall not be assignable by any Party without the prior written consent of the other Parties.
          23.      Confidentiality. Each Party agrees that any Proprietary Information as defined below it has obtained or will obtain from any other Party is the confidential property of the disclosing Party, and may not be used by the receiving Party other than in connection with the activities contemplated under this Global Resolution Agreement. Except as expressly permitted in this Global Resolution Agreement, the receiving Party will hold in confidence and not use or disclose any Proprietary Information of the disclosing Party and shall obtain the prior written permission of the other party before releasing such Proprietary Information to a third party. If such permission is granted, the releasing Party shall ensure that the third party is bound to the same obligations of confidentiality. The restrictions on use and disclosure of Proprietary Information imposed upon a receiving Party under this Paragraph shall continue in full force and effect for a period of 5 years after the execution of this Global Resolution Agreement.
23.1	“Proprietary Information” of a Party means:

(i)	non-public financial information concerning such Party;

(ii)	any other information designated as confidential by such Party in writing; provided that Proprietary Information shall not include any information that is:
(A)	already in possession of the receiving Party at or before the time of disclosure hereunder as shown by the receiving Party’s files existing at the time of disclosure antedating the date of disclosure; or

(B)	now or hereafter publicly known or otherwise known by the receiving party through no wrongful act of the receiving party (provided that if Proprietary Information becomes publicly known, this shall not excuse a prior disclosure by the receiving Party); or

(C)	lawfully received by the receiving Party from a third party without obligation of confidence; or

(D)	developed by the receiving Party or its affiliates independent of any disclosure made hereunder as shown by the receiving Party’s files; or

(E)	required by law to be disclosed by the receiving party, provided that the disclosing party is given at least 10 calendar days written notice of the legal requirement.
          24.      Force Majeure. No liability or loss of rights hereunder shall result to any Party from delay or failure in performance (other than payment of money) caused by governmental actions or restrictions (provided that any such governmental action or restriction was not the result of actions of a Party to this Global Resolution Agreement), war, terrorist activities, civil commotion, riots, strikes, power outages, lock outs and acts of God such as fire, flood, earthquakes, lightning, drought or other similar or dissimilar causes that are beyond the control of the Parties (each, a “Force Majeure Act”).
          25.      Interpretation. The Parties agree that the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement and that the terms and conditions of this Agreement shall be construed fairly with respect to the Parties hereto and shall not be construed in favor or against any one Party, regardless of which Party was generally responsible for the preparation of this Agreement.
          IN WITNESS WHEREOF, this Global Resolution Agreement is hereby executed as of the dates set forth below.

CYGNUS, INC.	ORTHO-MCNEIL PHARMACEUTICAL, INC.

By : /s/ John C Hodgman	By: /s/ Steven P. Berman

Print Name: John C Hodgman	Print Name: Steven P. Berman

Title: Chairman, President & CEO	Title: Asst Secy

Date: 30 Sept 2005	Date: 9/30/05